Exhibit 7

GOLDMAN SACHS & CO. LLC

J.P. MORGAN SECURITIES LLC

Duck Creek Technologies, Inc.

Public Offering of Common Stock

January 26, 2021

Disco (Guernsey) Holdings L.P. Inc.

East Wing, Trafalgar Court

Les Banques

St Peter Port

Guernsey

GY1 3PP

Dear Ladies and Gentlemen:

This letter is being delivered to you in connection with the lock-up letter dated August 7, 2020 (the “Lock-up Letter”), executed by you in connection with the initial public offering of shares of Common Stock, $0.01 par value (the “Common Stock”), of Duck Creek Technologies, Inc. (the “Company”), and your request for a release with respect to up to 5,472,000 shares of Common Stock (the “Shares”) to be sold by you in an underwritten public offering (the “Proposed Offering”).

Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC hereby agree to release the transfer restrictions set forth in the Lock-up Letter, effective January 26, 2021, but only with respect to (i) the marketing of the Proposed Offering, including all actions or activities incidental thereto, and any public disclosures associated therewith and (ii) the sale of the Shares in the Proposed Offering; provided, however, that such release in this clause (ii) is conditioned on the execution of an underwriting agreement among the Company, you and the other selling stockholders party thereto and Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC and any other representatives of the underwriters in connection with the Proposed Offering.

Except as expressly released hereby, the Lock-up Letter shall remain in full force and effect. This letter and any claim, controversy or dispute arising under or related to this letter shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed in such state.

[Signature pages follow]

Yours very truly,

GOLDMAN SACHS & CO. LLC

By:	/s/ William Connolly
Name: William Connolly Title: Managing Director

J.P. MORGAN SECURITIES LLC

By:	/s/ Ilana Foni
Name: Ilana Foni
Title: Vice President

cc: Duck Creek Technologies, Inc.

[Signature Page to Lock-up Waiver]